UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 8, 2018

NINE ENERGY SERVICE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38347	80-0759121
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2001 Kirby Drive, Suite 200

Houston, Texas 77019

(Address of Principal Executive Offices)

(281) 730-5100

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 8, 2018, the Board of Directors (the “Board”) of Nine Energy Service, Inc. (the “Company”), upon the recommendation of its Nominating, Governance and Compensation Committee, appointed Darryl K. Willis to the Board as a Class I Director, effective as of August 9, 2018, with a term expiring at the 2019 annual meeting of stockholders or until his successor is elected and qualified, or, if earlier, until his death, disability, resignation, disqualification, or removal from office. The Board determined that Mr. Willis meets the independence requirements under the rules of the New York Stock Exchange and the Company’s independence standards, and that there are no transactions between the Company and Mr. Willis that would require disclosure under Item 404(a) of Regulation S-K. There are no arrangements or understandings between Mr. Willis and any other persons pursuant to which he was appointed as a director of the Company.

In connection with his appointment, the Company and Mr. Willis entered into an indemnification agreement which requires the Company to indemnify him to the fullest extent permitted under Delaware law against liability that may arise by reason of his service as a director, and to advance expenses incurred as a result of any proceeding against him as to which he could be indemnified. The foregoing description of the indemnification agreement is not complete and is qualified in its entirety by reference to the full text of the indemnification agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated into this Item 5.02 by reference.

In connection with his appointment, Mr. Willis will receive a one-time restricted stock award with a value equal to approximately $125,000 under the Nine Energy Service, Inc. 2011 Stock Incentive Plan (the “LTIP”), which award will vest on August 15, 2019, subject to Mr. Willis’ continued service on the Board through such vesting date.

Mr. Willis will receive the standard non-employee director compensation for his service on the Board, which compensation will consist of: (i) a quarterly base retainer of $17,500, prorated for the partial calendar quarter including the date of his appointment to the Board and any other partial calendar quarter in which he serves on the Board, and (ii) an annual equity award under the LTIP with a grant date value equal to $100,000 for each year following his initial year of service on the Board.

Mr. Willis serves as Vice President of Oil, Gas & Energy at Google Cloud, where he responsible for driving business across the energy sector by developing products and solutions, building relationships with key leaders and providing his business expertise to sales teams. Prior to joining Google, Mr. Willis served as President and Chief Executive Officer for BP Angola. He previously served as Senior Vice President and Deputy Head of Subsurface for BP. Mr. Willis holds a Bachelor of Science from Northwestern State University, a Master of Science in Management from the Stanford University Graduate School of Business and a Master of Science in Geology and Geophysics from the University of New Orleans.

Item 7.01	Regulation FD Disclosure.

A copy of the Company’s press release announcing the appointment of Mr. Willis to the Board is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information in this Item 7.01 (including the exhibit) shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and is not incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1+	Indemnification Agreement, dated as of August 9, 2018, by and between the Company and Darryl Willis.

99.1	Press Release, dated August 10, 2018, titled “Nine Energy Service Announces Appointment of Google Cloud VP, Darryl Willis, to Board of Directors”.

+	Management contract or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 10, 2018

NINE ENERGY SERVICE, INC.

By:	/s/ Theodore R. Moore
Theodore R. Moore
Senior Vice President and General Counsel

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